UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2010

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12105 Lee Jackson Highway
Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Entry into a Material Compensatory Arrangement

On September 10, 2010, ManTech International Corporation entered into a special compensation agreement (the “Agreement”) with each of the Company’s business group presidents: Louis M. Addeo (Technical Services Group), Terrence M. Ryan (Systems Engineering and Advanced Technology Group), and L. William Varner (Mission, Cyber & Technology Solutions Group) (each a “Key Employee”). Each Agreement provides that if the Key Employee remains continuously remained employed in good standing through December 31, 2011 (the “Retention Date”) and has complied with the terms and conditions of the Agreement, ManTech will pay the Key Employee a special retention bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00).

If, prior to the Retention Date, the Key Employee is terminated by ManTech for Good Cause or resigns for any reason, ManTech shall not be required to pay the special retention bonus contemplated by the Agreement. If the Key Employee is terminated by ManTech other than for Good Cause or dies or becomes totally and permanently disabled prior to the Retention Date, the Key Employee will be paid the special retention bonus on or as soon as administratively practicable after the date of such termination.

“Good Cause” for this purpose means the Key Employee’s fraud, misappropriation, embezzlement or acts of similar dishonesty; conviction of a felony; illegal use of drugs or excessive use of alcohol; intentional misconduct that may subject ManTech to criminal or civil liability; insubordination or failure to comply with ManTech policies; breach of the substantive obligations of the Agreement; or breach of the Key Employee’s duty of loyalty, including diversion or usurpation of corporate opportunities that belong to ManTech.

This description of the Agreement is qualified in its entirety by the terms and conditions thereof. A form of the Agreement is furnished as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Form of Special Compensation Agreement by and between ManTech International Corporation and certain of its executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: September 14, 2010	By:	/s/ Michael R. Putnam
Michael R. Putnam
Senior VP – Corporate & Regulatory Affairs